Exhibit 99

News
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Nally, Novo join PPG board of directors

PITTSBURGH, February 18, 2021 – PPG (NYSE:PPG) today announced that Michael Nally, executive vice president and chief marketing officer, Merck & Co., Inc., and Guillermo Novo, chairman and chief executive officer, Ashland Global Holdings Inc., have been elected to its board of directors, effective immediately. Nally will serve on the Audit Committee and the Technology and Environment Committee of PPG’s board. Novo will serve on the Audit Committee and the Officers-Directors Compensation Committee.

Nally has served in his current role with Merck, a leading global health care company, since January 1, 2019. He co-leads Merck’s human health business and is responsible for developing the company’s growth strategy and commercialization model. Since joining Merck in 2003, he has served as president, global vaccines; managing director, United Kingdom and Ireland; and in a variety of key management positions in strategic initiatives, commercial operations, business development and investor relations. Nally holds a master of business administration degree from Harvard Business School, a degree in accounting and finance from the London School of Economics, and a bachelor of arts degree in economics from Middlebury College. He also previously served as director of Hilleman Laboratories, a non-profit vaccine research firm located in India.

Novo has served in his current role with Ashland, a $2.3 billion global manufacturer of specialty materials for customers in a wide range of consumer and industrial markets, since December 31, 2019. He has over 30 years of leadership experience in the specialty materials and specialty chemicals industries. Prior to joining Ashland, he served as the president and CEO and a director of Versum Materials, Inc. Previously, he served as executive vice president, materials technologies, and senior vice president, electronics, performance materials, strategy and technology, with Air Products and Chemicals, Inc. Novo began his career in 1986 with Rohm and Haas Company (which merged with Dow in 2009) and held a variety of commercial, marketing, and general management positions. He served as vice president at Rohm and Haas, and later as group vice president, Dow Coating Materials. Novo holds a master of business administration degree from the University of Michigan and a bachelor of science degree in industrial engineering from the University of Central Florida. He previously served on the advisory board for the College of Engineering and Computer Science at the University of Central Florida.

“PPG’s board of directors continually seeks to maintain an appropriate balance of directors with varying tenure, expertise and diversity,” said Hugh Grant, PPG lead independent director. “We are pleased that Mike and Guillermo have joined the board, as their proven capabilities and industry experience will help to further strengthen PPG and guide its strategic direction.”

“Mike and Guillermo are proven leaders in their respective industries, and we welcome their expertise, insights and contributions,” said Michael H. McGarry, PPG chairman and chief executive officer. “Mike’s extensive leadership in strategy and commercialization roles will support PPG’s efforts toward continued growth. Guillermo’s broad international experience, expertise in specialty materials, and deep industry knowledge of acquisitions in the chemical space will provide valued insights for PPG and our leadership team.”

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